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                                                                     EXHIBIT 4.2



                             NEOVISTA SOFTWARE, INC.

                        1991 INCENTIVE STOCK OPTION PLAN
                            (AMENDED AS OF JULY 1999)


         I. PURPOSE

            A. This 1991 Incentive Stock Option Plan (the "Plan") is an equity incentive program which is intended to promote the interests of NeoVista Software, Inc. (the "Corporation") by providing employees (including officers and directors) of the Corporation (or its parent or subsidiary corporations) who are responsible for the management, growth and financial success of the Corporation (or its parent or subsidiary corporations) with the opportunity to acquire a proprietary interest, or increase their proprietary interest, in the Corporation and thereby encourage them to remain in the service of the Corporation (or its parent or subsidiary corporations).

            B. For purposes of the Plan, the following provisions shall be applicable in determining the parent and subsidiary corporations of the
Corporation:

               (i) Any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation shall be considered to be a parent corporation of the Corporation, provided each such corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

               (ii) Each corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation shall be considered to be a subsidiary of the Corporation, provided each such corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         II. ADMINISTRATION OF THE PLAN

             A. The Plan shall be administered by the Board of Directors (the "Board") of the Corporation. The Board, however, may at any time appoint a committee ("Committee") of two (2) or more members of the Board and delegate to such Committee one or more of the administrative powers allocated to the Board pursuant to the provisions of the Plan. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

Adopted by the Board of Directors and the Shareholders on August 19, 1997.
As amended by the Board of Directors on August 21, 1998 and February 3, 1999 and approved by the Shareholders on February 5, 1999.



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              B. The Plan Administrator (either the Board or the Committee, to the extent the Committee is at the time responsible for the administration of the Plan) shall have full power and authority (subject to the provisions of the
Plan) to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any outstanding option grants as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any outstanding option.

              C. The Plan Administrator shall have complete discretion (subject to the express provisions of the Plan) to determine the employees who are to be granted options from time to time under the Plan, the number of shares which are to purchasable under each granted option, the time or times at which the option is to become exercisable, the vesting schedule (if any) which is to be in effect for the shares purchased under the option, and the maximum term for which the grant is to remain outstanding.

         III. STOCK SUBJECT TO THE PLAN

              A. The stock issuable under the Plan shall be shares of the Corporation's authorized but unissued or reacquired common stock ("Common Stock"). The maximum number of shares which may be issued over the term of the Plan shall not exceed 8,214,396 shares, less any and all shares of Common Stock (whether vested or unvested) issued under the Corporation's 1991 Non-Qualified Stock Option/Stock Issuance Plan (the "Non-Qualified Plan"). The total number of shares issuable under the Plan shall be subject to adjustment from time to time in accordance with the provisions of paragraph C. below.

              B. Should an option granted under either this Plan or the Non-Qualified Plan expire or terminate for any reason prior to exercise or surrender in full (including options cancelled in accordance with the cancellation-regrant provisions of this Plan or the Non-Qualified Plan), the shares subject to the portion of the option not so exercised or surrendered shall be available for subsequent option grants under either this Plan (subject to the share-issuance limitation of paragraph A. above) or the Non-Qualified Plan. Shares issued under either this Plan or the Non-Qualified Plan (whether as vested or unvested shares) which are repurchased by the Corporation shall not be available for subsequent issuance under this Plan.

              C. In the event any change is made to the Common Stock issuable under the Plan by reason of any stock dividend, stock split, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments shall be made to (i) the maximum number and/or class of shares issuable under the Plan and (ii) the aggregate number and/or class of shares and the option price per share of the Common Stock subject to each outstanding option in order to prevent the dilution or enlargement of benefits thereunder. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

              D. Common Stock issuable under the Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as may be determined by the Plan Administrator.



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         IV. ELIGIBILITY

             Any and all employees (including officers and directors) of the Corporation (or its parent or subsidiary corporations) shall be eligible to receive option grants from time to time under the Plan.

          V. TERMS AND CONDITIONS OF OPTIONS

             A. All options granted the Plan shall be structured to qualify as incentive stock options under Section 422 of the Internal Revenue Code (the "Code").

             B. Options granted pursuant to the Plan shall be authorized by action of the Plan Administrator. Each granted option shall be evidenced by one or more instruments in the form approved by the Plan Administrator; provided, however, that each such instrument (the "Option Agreement") shall comply with and incorporate the terms and conditions specified below.

                1. Option Price.

                   a. The option price per share of the Common Stock subject to each granted option shall in no event be less than one hundred percent (100%) of the fair market value per share of such Common Stock on the grant date.

                   b. The aggregate fair market value (determined as of the respective date or dates of grant) of the Common Stock for which one or more options granted to any one Employee under this Plan (or any other option plan of the Corporation or its parent or subsidiary corporations) may for the first time become exercisable as incentive stock options under the Federal tax laws during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000.00). To the extent the Employee holds two or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability thereof as incentive stock options under the Federal tax laws shall be applied on the basis of the chronological order in which such options are granted. Should such limitation be exceeded, the excess shares purchased under such option or options shall be taxed under the Code as shares acquired under a non-qualified or non-statutory option.

                   c. If any individual to whom an option is to be granted pursuant to the provisions of the Plan is at the time the owner of stock (as determined under Section 424(d) of the Internal Revenue Code) possessing 10% or more of the total combined voting power of all classes of stock of the Corporation or any one of its parent or subsidiary corporations ("10% Stockholder"), then the option price per share shall not be less than one hundred ten percent (110%) of the fair market value per share of Common Stock on the grant date.

                   d. The option price shall become immediately due upon exercise of the option and shall, subject to the provisions of Article X, be payable in cash or cash equivalent such as a personal check or bank draft.



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                   e. Provided the Corporation is at the time a reporting
company under Section 12(g) of the Securities Exchange Act of 1934, the option price will also be payable in one of the alternative forms specified below (to the extent provided in the Option Agreement):

                      (i) Full payment in shares of Common Stock held by the optionee for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at fair market value on the Exercise Date (as such term is defined below); or

                      (ii) Full payment through a combination of shares of Common Stock held by the optionee for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at fair market value on the Exercise Date and cash or cash equivalents;

                      (iii) Full payment through a special sale and remittance procedure pursuant to which the Optionee is to provide irrevocable written instructions (a) to a designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Option Price payable for the purchased shares plus all applicable Federal and State income and employment taxes required to be withheld by the Corporation by reason of such purchase and (b) concurrently to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to effect the sale transaction.

For purposes of this subparagraph e., the Exercise Date shall be the date on which the Corporation shall have received written notice of the exercise of the option. Except to the extent the sale and remittance procedure is utilized in connection with the exercise of the option, payment of the option price must accompany the written notice of the exercise delivered to the Corporation.

                   f. For purposes of subparagraphs a. through e. above (and for all other valuation purposes under the Plan), the fair market value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

                      (i) If the Common Stock is not at the time listed or admitted to trading on any stock exchange but is traded on the NASDAQ National Market System, the fair market value shall be the closing selling price of one share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers through its NASDAQ system or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of fair market value.

                      (ii) If the Common Stock is at the time listed or admitted to trading on any stock exchange, then the fair market value shall be the closing



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         selling price per share of Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the date in question, then the fair market value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

                      (iii) If the Common Stock is at the time neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then the fair market value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

                2. Term and Exercise of Options. Each option granted under the Plan shall be exercisable at such time or times, during such period, and for such number of shares as shall be determined by the Plan Administrator and set forth in the Option Agreement. In no event, however, shall any option granted under the Plan have a term in excess of ten (10) years from the grant date, and no option granted to a 10% Stockholder shall have a term in excess of five (5) years from the grant date. During the lifetime of the optionee, the option shall be exercisable only by the optionee and shall not be assignable or transferable by the optionee otherwise than by will or by the laws of descent and distribution.

                3. Effect of Termination of Employment.

                   a. Should the optionee cease to remain in Service for any reason (including death or permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code) while the holder of one or more outstanding options under the Plan, then each such option shall not (except to the extent otherwise provided pursuant to Article IX) remain exercisable for more than the limited period of time (following the date of such cessation of Service) specified by the Plan Administrator in the relevant Option Agreement. In no event, however, shall any such option be exercisable after the specified expiration date of the option term. Each such option shall, during such limited period, be exercisable only to the extent of the number of shares (if any) for which the option is exercisable on the date of the optionee's cessation of Service. Upon the expiration of such period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be exercisable.

                   b. Any option held by the optionee under the Plan at the time of his/her death may be subsequently exercised, but only to the extent of the number of shares (if any) for which the option is exercisable on the date of the optionee's cessation of Service, by the personal representative of the optionee's estate or by the person or persons to whom the option is transferred pursuant to the optionee's will or in accordance with the laws of descent and distribution, provided and only if such exercise occurs prior to the earlier of
(i) the first anniversary of the date of the optionee's death (or such shorter period as is specified by the Plan Administrator in the Option Agreement) or
(ii) the specified expiration date of the option term. Upon the occurrence of the earlier event, the option shall terminate and cease to be exercisable.



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                   c. For purposes of the foregoing provisions of this
subsection 3 (and for all other purposes under the Plan), unless it is expressly provided otherwise in the relevant Option Agreement evidencing the grant or in the purchase agreement evidencing the purchase of the option shares, the optionee shall be deemed to continue in Service for so long as such individual renders services on a periodic basis to the Corporation (or any parent or subsidiary corporation) in the capacity of an Employee. The optionee shall be considered to be an Employee for so long as such individual remains in the common-law employ of the Corporation or one or more of its parent or subsidiary corporations.

                4. Stockholder Rights. The optionee shall have none of the rights of a stockholder with respect to any shares covered by the option until such optionee shall have exercised the option and paid the option price for the purchased shares.

                5. Repurchase Rights. The shares of Common Stock acquired upon the exercise of options granted under the Plan may be subject to one or more repurchase rights of the Corporation in accordance with the following provisions:

                   a. The Plan Administrator may in its discretion determine that it shall be a term and condition of one or more options exercised under the Plan that the Corporation (or its assignees) shall have the right, exercisable upon the optionee's cessation of Service, to repurchase at the option price all or (at the discretion of the Corporation and with the consent of the optionee) part of any unvested shares of Common Stock held at the time by the optionee as a result of one or more prior exercises of such option. The repurchase right shall be exercisable by the Corporation (or its assignees) upon such terms and conditions (including the establishment of the appropriate vesting schedule and other provision for the expiration of such right in one or more installments over the optionee's period of Service) as the Plan Administrator may specify in the instrument evidencing such right.

                   b. In no event may the Plan Administrator impose a vesting schedule upon any option granted under the Plan or upon any shares of Common Stock issued under the Plan which is more restrictive than 20% per year annual vesting, beginning one year after the grant date of the option.

                   c. All of the Corporation's outstanding repurchase rights shall automatically terminate upon the occurrence of any Corporate Transaction under Section VII, except to the extent: (i) the Corporation's outstanding repurchase rights are to be assigned to the successor corporation (or parent thereof) in connection with the Corporate Transaction or (ii) the termination of such repurchase rights are precluded by other limitations imposed by the Plan Administrator at the time of the option grant.

                   d. Until such time as the Corporation's outstanding shares of Common Stock are first registered under Section 12(g) of the 1934 Act, the Corporation shall have the right of first refusal with respect to any proposed sale or other disposition by the optionee (or any successor in interest by reason of purchase, gift or other mode of transfer) of any shares of Common Stock issued under the Plan. Such right of first refusal shall be



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exercisable by the Corporation (or its assignees) in accordance with the terms and conditions established by the Plan Administrator and set forth in the instrument evidencing such right.

         VI. STOCK APPRECIATION RIGHTS

             A. Provided and only if the Plan Administrator determines in its discretion to implement the stock appreciation right provisions of this Article VI., one or more optionees may be granted the right, exercisable upon such terms and conditions as the Plan Administrator may establish at the time of the option grant or at any time thereafter, to surrender all or part of an unexercised option under the Plan in exchange for a distribution from the Corporation equal in amount to the excess of (i) the fair market value (at date of surrender) of the number of shares in which the optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (ii) the aggregate option price payable for such vested shares.

             B. No surrender of an option shall be effective hereunder unless it is approved by the Plan Administrator. If the surrender is so approved, then the distribution to which the optionee shall accordingly become entitled under this
Article VI. may be made in shares of Common Stock valued at fair market value at date of surrender, in cash, or partly in shares and partly in cash, as the Plan Administrator shall in its sole discretion deem appropriate.

        VII. CORPORATE TRANSACTION

             A. In the event of any of the following transactions ("Corporate Transaction"):

                (i) a merger or acquisition in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Corporation's incorporation;

                (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation; or

                (iii) any reverse merger in which the Corporation is the surviving entity but in which fifty percent (50%) or more of the Corporation's outstanding voting stock is transferred to persons different from those who held the stock immediately prior to such merger, then each option at the time outstanding under the Plan shall terminate upon the consummation of such Corporate Transaction and cease to be exercisable, unless assumed by the successor corporation or parent thereof.

             B. If the Corporation is the surviving entity in any Corporate Transaction or the outstanding options under the Plan are to be assumed in connection with such Corporate Transaction, then each continuing or assumed option shall, immediately after such Corporate Transaction, be appropriately adjusted to apply and pertain to the number and class of securities which would have been issuable to the optionee, in consummation of such Corporate Transaction, had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the option price payable per share, provided the



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aggregate option price payable for such securities shall remain the same. In addition, the class and number of securities available for issuance under the Plan following the consummation of such Corporate Transaction shall be appropriately adjusted.

             C. The grant of options under this Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

       VIII. CANCELLATION AND NEW GRANT OF OPTIONS

             The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected optionees, the cancellation of any or all outstanding options under the Plan and to grant in substitution therefor new options under the Plan covering the same or different numbers of shares of Common Stock but having an option price per share not less than one hundred percent (100%) of the fair market value per share of Common Stock on the new grant date or, in the case of a 10% Stockholder, not less than one hundred and ten percent (110%) of such fair market value.

         IX. EXTENSION OF EXERCISE PERIOD

             The Plan Administrator shall have full power and authority to extend (either at any time while the option is granted or at the time while the option remains outstanding) the period of time for which the option is to remain exercisable following the optionee's cessation of Service from the limited period specified in the Option Agreement to such greater period of time as the Plan Administrator shall deem appropriate; provided, however, that in no event shall such option be exercisable after the specified expiration date of the option term.

          X. PLAN LOANS

             A. The Plan Administrator may assist any optionee (including any optionee who is an officer or director of the Corporation) in the exercise of one or more options granted to such optionee under the Plan, including the satisfaction of any Federal and State income and employment tax obligations arising therefrom, by (i) authorizing the extension of a loan from the Corporation to such optionee or (ii) permitting the optionee to pay the option price in installments over a period of years. The terms of any loan or installment method of payment (including the interest rate and terms of repayment) shall be established by the Plan Administrator in its sole discretion. Loans or installment payments may be granted with or without security or collateral, but the maximum credit available to the optionee may not exceed the sum of (A) the aggregate option price payable for the acquired shares (less the par value of such shares) plus (B) any Federal and State income and employment tax liability incurred by the optionee in connection with such exercise or issuance.

             B. The Plan Administrator may, in its absolute discretion, determine that one or more loans extended under the Plan shall be subject to forgiveness by the Corporation in



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whole or in part upon such terms and conditions as the Plan Administrator may in its discretion deem appropriate.

         XI. AMENDMENT OF THE PLAN AND AWARDS

             A. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects whatsoever; provided, however, that no such amendment or modification shall adversely affect the rights and obligations of an optionee with respect to options at the time outstanding under the Plan, nor adversely affect the rights of any holder of unvested Common Stock issued under the Plan prior to such action, unless such individual consents to such amendment; and provided further, that the Board shall not, without the approval of the Corporation's stockholders, amend the Plan to (i) materially increase the maximum number of shares issuable under the Plan (except for permissible adjustments under Article III.C), (ii) materially increase the benefits accruing to individuals who participate in the Plan, or
(iii) materially modify the eligibility requirements for participation in the Plan.

             B. Options to purchase shares of Common Stock may be granted under the Plan in excess of shares then available for issuance under the Plan, provided (i) an amendment to increase the maximum number of shares issuable under the Plan is adopted by the Board prior to the initial grant of any such option or the issuance of any such shares and is thereafter submitted to the Corporation's stockholders for approval and (ii) any excess shares actually issued under the Plan are held in escrow until such stockholder approval is obtained. If such stockholder approval is not obtained within twelve (12) months after the date the share-increase amendment is adopted by the Board, then any unexercised options granted on the basis of such increase shall terminate and cease to be exercisable, and the Corporation shall promptly refund the option price paid for any excess shares issued under the Plan and held in escrow, together with interest (at the applicable Short Term Federal Rate) for the period the shares were held in escrow.

        XII. EFFECTIVE DATE AND TERM OF PLAN

             A. This Plan was initially adopted by the Board in June 1990 and was ratified by the Corporation's stockholders in July 1990. The Plan was subsequently amended by the Board at various dates to increase the total number of shares issuable thereunder to a total of 8,214,396. This restatement of the Plan is effective as of June 1999, the date the restatement was adopted by the Board. However, no stock option or stock appreciation right granted on the basis of any share-increase shall become exercisable, and no shares shall be issued on the basis of such share-increase, unless and until such increase shall have been approved by the Corporation's stockholders. If such stockholder approval is not obtained within twelve (12) months after the date of the Board's adoption of an increase, then all stock options and stock appreciation rights previously granted on the basis of such share-increase shall terminate and no further stock options or stock appreciation rights shall be granted on the basis of such share-increase. Subject to such limitation, the Plan Administrator may grant stock options and stock appreciation rights under the Plan at any time after the effective date and before the date fixed herein for termination of the Plan.



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             B. The sale and remittance procedure authorized for the exercise of outstanding options under this Plan shall be available for all options granted under this Plan on or after July 10, 1992. The Plan Administrator may also allow such procedure to be utilized in connection with one or more disqualifying dispositions of Incentive Option shares effected after July 10, 1992.

             C. The Plan shall in all events terminate upon the earlier of (i) the tenth (10th) anniversary of the date of its adoption by the Board or (ii) the date on which all shares available for issuance under the Plan shall have been issued or cancelled pursuant to the exercise or surrender of stock options and/or stock appreciation rights under the Plan. If the date of termination is determined under clause (i) above, then any stock options, stock appreciation rights and unvested shares at the time outstanding under the Plan shall continue to have force and effect in accordance with the provisions of the instruments evidencing such grants or issuances.

       XIII. USE OF PROCEEDS

             Any cash proceeds received by the Corporation from the issuance of shares of Common Stock hereunder shall be used for general corporate purposes.

        XIV. WITHHOLDING

             The Corporation's obligation to deliver shares upon the exercise or surrender of any options granted under the Plan shall be subject to the satisfaction of all applicable Federal, State and local income and employment tax withholding requirements.

         XV. REGULATORY APPROVALS

             The implementation of the Plan, the granting of any options under the Plan, and the issuance of Common Stock upon the exercise or surrender of the option grants made hereunder shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it, and the Common Stock issued pursuant to it.

        XVI. FINANCIAL REPORTS

             The Corporation shall deliver a balance sheet and an income statement at least annually to each individual holding an outstanding option under the Plan, unless the optionee is a key employee whose duties in connection with the Corporation assures such employee access to equivalent information.



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